Exhibit 10.4

Effective Date of this Agreement:	[Date]

This Agreement is by and between	Universal Tracking Solutions
Located at	3317 S Higley Rd. Suite 114-475
Gilbert, AZ 85297

AND	[Distributor]

Purpose of this Agreement
[Universal Tracking Solutions] and [Distributor] agree that [Distributor] will act as an authorized reseller for [Universal Tracking Solutions] developed Products according to the following terms and conditions:

1.          Appointment & Territory

[Universal Tracking Solutions] appoints [Distributor] as an authorized, reseller in the U.S. for [Universal Tracking Solutions] Products listed in Exhibit A during the term of this Agreement.

2.          Price & Terms

2.1          [Distributor] will purchase [Universal Tracking Solutions] Products at the prices, terms and conditions defined in Exhibit B, which prices [Universal Tracking Solutions] may change at any time upon written notice to [Distributor] .  In the event of a price increase,           may cancel any unshipped or shipped orders by notice of [Universal Tracking Solutions] within ten (10) Days) of receipt of notice of the price increase.

2.2          In the event of a price decrease, [Universal Tracking Solutions] will credit [Distributor]  for all unsold Products shipped to [Distributor] within thirty (30) Days prior to such price decrease, by crediting [Distributor] with the amount equal to the difference between the price at which such Products were sold to [Distributor] . [Distributor] will supply [Universal Tracking Solutions] with documentation confirming the quantity of unsold Products and the prices paid for the same and provided that [Universal Tracking Solutions] will have the right to audit during normal business hours the accuracy of such documentation.  Orders received by [Universal Tracking Solutions] after the effective date of a price change will be billed at the new price.

2.3          All [Distributor] orders will require payment of COD by check, money order, or credit card unless special credit arrangements have been agreed and approved by [Universal Tracking Solutions].  Invoices not paid within this period will incur a service charge equal to the highest rate permitted by law per month on any outstanding overdue balance.

2.4          Notwithstanding any other terms or provisions of this Agreement, should [Distributor] default in payment of the purchase price when due, or fail to comply with any provisions of this Agreement, [Universal Tracking Solutions] may cancel the sale of such Products or enforce the terms of such sale, and may remove or repossess such inventory on ten (10) Days prior written notice and take such other action as it may deem necessary to protect its interest, it being understood that the remedies contained in this section are cumulative and in addition to all other rights and remedies of [Universal Tracking Solutions].

3.          Shipments, Cancellations & Changes

3.1          [Distributor] may request shipment up to Ten (10) Days after order date.  The Shipments are subject to availability.  [Universal Tracking Solutions] reserves the right to schedule and reschedule any order, in [Universal Tracking Solutions]'s discretion, and to decline any order for credit reasons or because the order specifies an unreasonably large quantity or makes an unreasonable shipment request.

3.2          [Distributor] may cancel a shipment or request changes in a scheduled shipment date at no charge up to 5 (five) working days before scheduled shipment.  Cancellation or changes prior to shipment will be subject to a charge of 5% (five percent) of the shipment price.  No cancellation or change may be made after shipment.  [Universal Tracking Solutions] will use reasonable efforts to meet any scheduled shipment date.  However, [Universal Tracking Solutions] will not be liable for delay in meeting a scheduled shipment date for any reason.  If [Universal Tracking Solutions] Products are in short supply, [Universal Tracking Solutions] will allocate them equitably, in [Universal Tracking Solutions]'s discretion, among [Distributor]  and all other resale channels.  [Universal Tracking Solutions] is prepared to drop-ship [Universal Tracking Solutions] Products ([Distributor] initiated orders) to customers directly upon receipt of a properly executed Customer Purchase Order, or upon receipt of a written [Distributor] Order (identifying the customer details).

All other [Distributor] approved orders will be shipped directly to [Distributor] distribution facilities listed on Exhibit C and only after receipt of a written order from [Distributor] .

*         Title to [Universal Tracking Solutions] Products and risk of loss and damage will pass to [Distributor] F.O.B. shipping point upon delivery to a common carrier.
*         [Universal Tracking Solutions] retains the right to fulfill orders received from customers directly.
*         [Distributor] prices do not include transportation cost.
*         [Distributor] prices do not include State and Local taxes.  [Distributor]  will pay these taxes unless [Distributor] has given [Universal Tracking Solutions] the appropriate resale exemption certificates.

4.          Warranty & Limitations of Remedies

4.1          [Distributor] and [Universal Tracking Solutions] agree that the procedure provided below for return and repair or replacement of defective Products will be [Distributor] exclusive remedy for any claim relating to any alleged defect or nonconformity in [Universal TrackingSolutions] Products.  If [Distributor] finds that any Universal Tracking Solutions Product sold to [Distributor] by [Universal Tracking Solutions] is defective within ninety (90) days after its shipment to [Distributor]  and prior to its sale by [Distributor] , [Distributor] will contact [Universal Tracking Solutions] regarding its repair or replacement.  [Distributor] will not ship (return) any Product to [Universal Tracking Solutions] without a "Return Authorization Number" that can be obtained by calling the [Universal Tracking Solutions] Customer Service department.  Approval for return or replacement will be based solely on whether the Product is in fact defective and will not be unreasonably withheld.  [Universal Tracking Solutions] will be entitled to determine its discretion whether to replace rather than repair the Product.  [Universal Tracking Solutions] does not warrant the performance of the Product, as more fully defined in a written limited warranty included with each Product, the terms of which [Universal Tracking Solutions] may change from time to time.  This warranty is the only warranty covering any [Universal Tracking Solutions] Product sold under this Agreement.

4.2          No Other Warranty is Expressed or Implied

[Universal Tracking Solutions] specifically disclaims the implied warranties of merchantability and fitness for a particular purpose.  The remedies provided in this Agreement, including the procedure for return of defective goods, are [Distributor] sole and exclusive remedies.  [Universal Tracking Solutions] will not be liable for any direct, indirect, special, incidental or consequential damages whether based on contract, tort or any other legal theory.

5.          Relationship

[Distributor] relationship to [Universal Tracking Solutions] will be that of an independent contractor engaged in purchasing [Universal Tracking Solutions] Products for resale to [Distributor] customers.  [Distributor]  and its employees are not agents or legal representatives of [Universal Tracking Solutions] for any purpose and have no authority to act for, bind or commit [Universal Tracking Solutions]. [Distributor] and [Universal Tracking Solutions] agree that this Agreement does not establish a franchise, joint venture or partnership.  Any commitment made by [Distributor] to its customers with respect to quantities, delivery, modifications, interfacing capability, suitability of Product, or suitability in specific applications will be [Distributor] ’s sole responsibility unless prior written approval is obtained from [Universal Tracking Solutions].

[Distributor] has no authority to modify the warranty contained in Section 5 of this Agreement or to make any other commitment on behalf of [Universal Tracking Solutions], and [Distributor] will indemnify [Universal Tracking Solutions] from liability for any such modified warranty or other commitment by [Distributor] .  [Distributor] has the right to determine its own resale prices, and no [Universal Tracking Solutions] representative will require that any particular price be charged by [Distributor] or grant or withhold any treatment to [Distributor] based on [Distributor] pricing policies.  [Distributor]  agrees that it will promptly report directly to a Universal Tracking Solutions officer any effort by [Universal Tracking Solutions] personnel to interfere with its pricing policies.

This Agreement applies only to [Universal Tracking Solutions] Products listed on Exhibit A.  [Distributor] acknowledges that [Universal Tracking Solutions] may market other Products, including Products in competition with those listed on said Exhibit A, without making them available to [Distributor] . [Universal Tracking Solutions] reserves the right to advertise, promote and sell any Product in competition with [Distributor] as [Universal Tracking Solutions] deems appropriate.

6.          Sales Promotion & Support

6.1          [Distributor] will use its best efforts in good faith to promote, demonstrate and sell [Universal Tracking Solutions] Products on a face-to-face basis in an end-user environment so as to create the largest volume of profitable business for [Universal Tracking Solutions], to ensure the highest quality of pre-sale and post-sale support to end-users and to promote the goodwill, name and interest of [Universal Tracking Solutions] and [Universal Tracking Solutions] Products.  [Distributor] will train and maintain an adequate number of employees to properly promote, demonstrate, sell and provide post-sale support of [Universal Tracking Solutions] Products, and to otherwise carry out its obligations under this Agreement.  [Distributor] will sell only to end-user customers (including government and corporate users as well as individual users).

   Only with prior written and express approval of [Universal Tracking Solutions], [Distributor] may sell [Universal Tracking Solutions] Products purchased during the term of this Agreement to other resellers that are currently authorized to carry those Universal Tracking Solutions Products, as necessary for stock balancing or other purposes.  [Distributor] may not sell Products to unauthorized resale outlets. [Distributor] will provide [Universal Tracking Solutions] with monthly sales reports that will include the number of Products sold to end-users for each month, the end-users zip code, date of purchase and Product configuration.  [Distributor] will permit [Universal Tracking Solutions], during normal business hours, to inspect the sales and support facilities of [Distributor] and all customer records and correspondence relating to the sale and support of [Universal Tracking Solutions] Products.]

6.2            [Distributor] will ensure that a customer is provided with a knowledge of all facilities provided by [Universal Tracking Solutions] and [Distributor] , including but not limited to:  [Universal Tracking Solutions] Products, HOT LINE telephone numbers, [Universal Tracking Solutions] Product Registration Cards, [Universal Tracking Solutions] and Approved [Distributor] training courses, [Universal Tracking Solutions] Product Warranty information.]

7.          Trademark Usage & Licensing

7.1          From time to time, [Universal Tracking Solutions] may designate one or more Universal Tracking Solutions trademarks as available for [Distributor] ’s use, and will provide standards for that use, in [Universal Tracking Solutions] materials. [Universal Tracking Solutions] authorizes [Distributor] to use these designated marks.

7.1.1        [Distributor] will use the designated marks according with these standards solely in advertising and promoting [Universal Tracking Solutions] Products, in good taste and in a manner that preserves their value and [Universal Tracking Solutions]'s rights to them.

7.1.2        [Distributor] may not use any Universal Tracking Solutions trademark or trade name in any way that will imply [Distributor] is an agency or branch of [Universal Tracking Solutions].  [Distributor] will immediately change or discontinue any use as requested by [Universal Tracking Solutions].

7.2           Unless prior written consent is granted by [Universal Tracking Solutions], [Distributor] will not copy or modify any materials supplied under this Agreement, except as noted in Exhibit B.  [Distributor] will not remove or omit any copyright notice contained in these materials.

7.3          [Distributor] is granted the right to distribute materials supplied by [Universal Tracking Solutions] according to the license terms supplied with these materials.  [Distributor] may also use the materials for demonstration purposes also according to those license terms.

7.3.1        Where an end-user Agreement is supplied with the Product, the user must sign the Agreement or indicate acceptance by opening the media package in order to obtain a license to use it. Use of the Product will be subject to the terms of the Agreement.

7.3.2         Where the Product is designated as confidential or a trade secret in its license terms, [Distributor] will safeguard the Product according to industry standards and applicable law, using the same degree of care to prevent unauthorized disclosure as [Distributor]  uses with its own trade secrets and those of other suppliers.

8.          Amendment and / or Termination

[Universal Tracking Solutions] may, from time to time, give [Distributor] written notice of amendments to this Agreement.  Any such amendment will automatically become a part of this Agreement on the effective date specified in the notice unless [Distributor] objects in writing within [ten) working days of the notice date.  Each party acknowledges that the other has made no commitments regarding duration or renewal of this Agreement beyond those expressly stated in this Agreement.  Either party may terminate this Agreement with or without cause, at any time upon [ninety) days written notice.  If [Universal Tracking Solutions] determines that [Distributor] is deficient in meeting responsibilities under this Agreement, [Universal Tracking Solutions] may provide written notice of such deficiencies and establish a reasonable period of time, not to exceed [sixty) days, in which [Distributor] may remedy such deficiencies.  If [Distributor] does not remedy the deficiencies, [Universal Tracking Solutions] may terminate this Agreement at its discretion.

No waiver by [Universal Tracking Solutions] of any deficiency will constitute a waiver of [Universal Tracking Solutions]'s rights to terminate this Agreement for a subsequent deficiency.  Upon termination or expiration of this Agreement, [Distributor] will immediately cease to be an authorized [Universal Tracking Solutions] dealer and will refrain from representing itself as our Dealer and from using any [Universal Tracking Solutions] trademarks or trade names.  Upon any such termination or expiration, at the option of either party, [Universal Tracking Solutions] will repurchase any of [Universal Tracking Solutions] Products sold to [Distributor] by [Universal Tracking Solutions] under this Agreement in their unopened, original packaging and marketable as new merchandise.  [Universal Tracking Solutions] will pay [Distributor] [Universal Tracking Solutions]'s then current [Distributor] price or [Distributor] original purchase price for such Products, whichever is lower.  The indemnities provided in this Agreement will survive termination or expiration of this Agreement.

9.          Confidentiality

[Distributor] agrees to maintain confidential and protect in the same manner that [Distributor] protects valuable confidential information belonging to [Distributor] any information furnished by [Universal Tracking Solutions] that is labeled confidential.

10.          General Considerations

Neither party may assign or transfer this Agreement.  Any attempted assignment or transfer will be void.  [Distributor] will advise [Universal Tracking Solutions] of any change in itsownership, control or operating arrangements.  Either party's failure to enforce any provisions of this Agreement will not be deemed a waiver of that provision or of the right to enforce it in the future.  [Universal Tracking Solutions] standard Terms and Conditions of Sale, may be stated on the reverse of [Universal Tracking Solutions] invoice form, and are incorporated in this Agreement.  In the event of any inconsistency, the terms of this Agreement will prevail.  This Agreement contains the entire and only understanding regarding the Dealer Resale relationship between [Universal Tracking Solutions] and [Distributor] .  [Universal Tracking Solutions] gives notice of objection to any additional or inconsistent terms defined in any purchase order or other document issued by [Distributor] .

No United States Government procurement regulations will be deemed included under this Agreement or binding on either party unless specifically accepted in writing and signed by both parties.

Neither [Universal Tracking Solutions] or [Distributor] will be liable for its failure to perform under this Agreement due to contingencies beyond its reasonable control including, but not limited to, strikes, riots, wars, fire, acts of God, or acts in compliance with any law of the United States of America or any other government body or agency of it.

11.          Legal Fees & Binding Arbitration

In the event of any litigation or other legal proceeding including but not limited to arbitration or mediation between [Universal Tracking Solutions] and [Distributor] arising from this Agreement, the prevailing party will be entitled to recover, in addition to any other relief awarded or granted, its reasonable costs and expenses (including attorney fees) incurred in the proceeding.

11.1            Any dispute relating to the interpretation or performance of this Agreement will be resolved at the request of either party through binding arbitration. Arbitration will be conducted in the county of Maricopa in the state of Arizona according to the then-existing rules of the American Arbitration Association. Judgment upon any award by the arbitrators may be entered by any State or Federal Court having jurisdiction. [Universal Tracking Solutions] and [Distributor] intend that this Agreement to arbitrate be irrevocable.

12.          General

12.1            All notices, demands or consents required or permitted under this Agreement will be in writing and will be delivered personally or sent by certified or registered mail to the respective parties at the addresses defined on the first page of this Agreement, or at such other address as will be given by either party to the other in writing.

12.2            No waiver, amendment or modification of any provisions of this Agreement will be effective unless in writing and signed by the party against whom such waiver, amendment or modification is sought to be enforced. No failure or delay by either party in exercising any right, power or remedy under this Agreement, except as specifically provided in this Agreement, will operate as a waiver of any such right, power or remedy. However, any legal action alleging breach of this Agreement may not be commenced more than [one] year after the breach complained of.

12.3            This Agreement will be binding upon and defer to the benefit of the successors and permitted assigns of [Universal Tracking Solutions] and [Distributor] .  Except as described below, [Universal Tracking Solutions] or [Distributor] may not assign any of its rights ordelegate any of its obligations under this Agreement to any third party without the express written permission of the other.  However, [Distributor] understands that [Universal Tracking Solutions] may assign this Agreement to a partnership or successor corporation and approves such transfer in advance.

12.4            The validity, construction and performance of this Agreement will be governed by the internal laws of the State of Arizona, without regard to provisions regarding conflicts of law.

12.5            [Universal Tracking Solutions] and [Distributor] understand and acknowledge that violation of their respective covenants and Agreements may cause the other irreparable harm and damage, that may not be recovered at law, and each agrees that the others remedies for breach may be in equity by way of injunctive relief, as well as for damages and any other relief available to the non-breaching party, whether in law or in equity.

12.6            The Captions and section headings used in this Agreement are for convenience only and are not a part of this Agreement and will not be used in construing it.

12.7            If any provisions of this Agreement are held by a court of competent jurisdiction to be invalid under any applicable statute or rule of law, they are to that extent to be deemed omitted and the remaining provisions of this Agreement will remain in full force and effect.

12.8            This Agreement, including the attached Exhibits, constitutes the entire Agreement between [Universal Tracking Solutions] and [Distributor] concerning this transaction, and replaces all previous communications, representations, understandings, and Agreements, whether verbal or written between [Universal Tracking Solutions] and [Distributor] or any official or representative of either of them.

Understood, Agreed & Approved
We have carefully reviewed this contract and agree to and accept all of its terms and conditions.  We are executing this Agreement as of the Effective Date above.
Universal Tracking Solutions,

_____________    _____________ ___________________________

ByBy

                           _____________                                       _________

Name                                                              Name

                 _______________________________________________

TitleTitle

Exhibit A

Universal Tracking Solutions Products

All Universal Tracking Solutions GPS products are covered by this agreement between Universal Tracking Solutions.

Exhibit B

Prices, Terms and Conditions

[Redacted]

Exhibit C

Reselling Distribution Facilities

Units will be shipped to the following reseller’s address via FedEx Ground unless otherwise specified by [Distributor].

[Distributor]

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